UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2008

Theater Xtreme Entertainment Group, Inc.

(Exact name of Registrant as specified in its charter)
_________________________________

Florida	000-26845	65-0913583

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Corporate Boulevard, Suites E &F
Newark, Delaware	19702

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(302) 455-1334

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◘	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◘	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◘	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◘	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 20 and February 25, 2008, the Registrant entered into the material agreements described under Item 3.02 below which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On February 20 and February 25, 2008, the Registrant executed and delivered, to two accredited investors (the “Investors”), (i) convertible promissory notes in the aggregate face amount of $50,000.00 (the “Convertible Promissory Notes”), and (ii) warrants (the “Warrants”) to purchase up to an aggregate of 50,000 shares of the Registrant’s common stock (the “Promissory Financing”). The Registrant anticipates that the proceeds of the sale of the Convertible Promissory Notes, net of transaction expenses, will be used for general corporate purposes.

The Convertible Promissory Notes mature 120 days from date of issue and may be prepaid at any time in whole or in part without penalty. The Convertible Promissory Notes bear interest at 21% per annum, due and payable at maturity. The Investors may convert the principal balance of the Convertible Promissory Notes plus accrued interest (if any), in whole or in part, into Common Shares, at their election at any time prior to payment at a conversion price equal to Ten Cents ($0.10) per share.

The Warrants have an exercise price of $0.50 per share for the five-year life of the Warrants.

The Convertible Promissory Notes were sold to the Investors in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number Description of Document

10.1           21% Convertible Promissory Note

10.2           Exhibit A and Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Theater Xtreme Entertainment Group, Inc. (Registrant)

February 27, 2008	By:	/s/ James J. Vincenzo
	Name:	James J. Vincenzo
	Title:	Chief Financial Officer